UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2017

VOLT INFORMATION SCIENCES, INC.
(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1133 Avenue of the Americas, 15th Floor, New York, New York 10036
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 704-2400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.
On October 24, 2017, Volt Information Sciences, Inc. (“Volt”), Nuco I, Ltd. (the “Seller”), a wholly owned subsidiary of Volt, Keywords International Limited (“Purchaser”) and Keywords Studios plc (“KWS”) entered into a Stock Purchase Agreement (the “Sale Agreement”), pursuant to which, among other things, the Purchaser has agreed, subject to the satisfaction of certain customary and other closing conditions (including a condition that KWS shall have completed an offering of its ordinary shares and the admission of such shares to the Alternative Investment Market of the London Stock Exchange in an amount sufficient to finance the purchase price (the “Financing Condition”)), to acquire all of the issued and outstanding shares of capital stock of VMC Consulting Corporation and Volt Canada Inc. (the “Acquired Companies”) from the Seller on a cash-free, debt-free basis (the “Sale Transaction”).  At the closing of the Sale Transaction, the Acquired Companies will operate Volt’s business of providing technical support services primarily to video game developers and publishers.
Under the terms of the Sale Agreement, the purchase price for the Sale Transaction is $66.4 million (USD), subject to a customary working capital adjustment.  In the Sale Agreement, the Seller and Purchaser made certain customary representations and warranties and agreed to certain customary covenants.  In addition, the Seller agreed to certain non-competition and related covenants, in each case, as further described in the Sale Agreement.  The Sale Agreement also includes mutual indemnification obligations between Purchaser and Seller, including with respect to breaches of representations, warranties, covenants and agreements made by such parties in the Sale Agreement and related documents.  If the Sale Transaction is consummated, each of the Acquired Companies will become a wholly-owned subsidiary of Purchaser.  In the event the Sale Agreement is terminated (except in limited circumstances described in the Sale Agreement) prior to the consummation of the Sale Transaction, including for failure of the Financing Condition to be satisfied, Seller will be entitled to retain a $500,000 (USD) deposit previously paid into escrow by KWS.
The foregoing summary of the Sale Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Sale Agreement attached hereto as Exhibit 2.1, which Exhibit is incorporated herein by reference.
The Sale Agreement has been provided solely to inform Volt’s shareholders and investors of its terms. It is not intended to provide any other factual information about Volt, the Seller or the Acquired Companies. The representations, warranties and covenants contained in the Sale Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Sale Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Sale Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, Volt. Such shareholders and investors are not third-party beneficiaries of the Sale Agreement and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Volt, the Seller or the Acquired Companies or any of their respective subsidiaries or affiliates.
Item 8.01.  Other Events.
On October 24, 2017, Volt issued a press release with respect to the Sale Transaction. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits
Exhibit No.	Description
2.1*	Stock Purchase Agreement, dated as of October 24, 2017, entered into by and among Keywords International Limited, Keywords Studios plc, Nuco I, Ltd. and Volt Information Sciences, Inc.
99.1	Press release issued by Volt on October 24, 2017.
*	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volt Information Sciences, Inc.

Date: October 24, 2017	By:	/s/ Nancy Avedissian
Nancy Avedissian
Senior Vice President, General Counsel & Corporate Secretary